UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 10, 2014

LIBERTY TAX, INC.
(Exact name of registrant as specified in charter)

Delaware (State of Incorporation)	001-35588 (Commission File Number)	27-3561876 (I.R.S. Employer Identification Number)

1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454
(Address of Principal Executive Offices)  (Zip Code)

(757) 493-8855
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 10, 2014, Liberty Tax, Inc. (the "Company") appointed Mr. Robert Lougen, age 58, as Vice President of Operations of the Company, effective October 10, 2014. Mr. Lougen previously served as President of H&R Block Canada and has significant tax industry experience. There are no family relationships between Mr. Lougen and any director or executive officer of the Company and no related party transactions required to be reported under Item 404(a) of Regulation S-K.

On October 10, 2014, the Company also entered into an Executive Employment Agreement (the "Agreement") with Mr. Lougen. The Agreement is effective as of the same date.

The initial term of the Agreement ends on October 9, 2016, and the term shall be automatically renewed for successive one year terms, unless written notice of non-renewal is provided by either party at least ninety (90) days prior to the expiration of the current term. Under the Agreement, Mr. Lougen is entitled to an annual base salary of $300,000. Mr. Lougen is also entitled to incentive compensation in the form of a bonus for the fiscal year ending April 30, 2015 with a target maximum of 50% of base salary based on the extent to which the Company achieves the performance goals for that year, prorated for the actual term of his employment during the fiscal year. For all future fiscal years, the maximum amount of the bonus shall be equal to fifty percent (50%) of the base salary paid to Mr. Lougen. The Board of Directors of the Company has also granted to Mr. Lougen stock options to acquire a total of 75,000 shares of the Company's Class A Common Stock with an exercise price of $33.79, the closing price of the Company’s Class A Common Stock on October 9, 2014, the date prior to the October 10, 2014 date of grant. These awards will be subject to the terms and conditions set forth in the applicable plan and agreements.

Mr. Lougen is also entitled to employee benefits, executive benefits, perquisites, reimbursement of expenses and vacation consistent with the benefits provided to other executive officers and as otherwise set forth in the Agreement. The Company is also providing relocation benefits in connection with Mr. Lougen's relocation to the Virginia Beach, Virginia area.

If, during the employment term, Mr. Lougen terminates the Agreement after February 15 of any fiscal year for Good Reason (as defined in the Agreement), the Company terminates Mr. Lougen without Cause (as defined in the Agreement), or the Agreement is terminated as a result of Mr. Lougen’s Employment-Related Death or Disability (as defined in the Agreement), Mr. Lougen will be entitled to receive his annual cash incentive compensation, pro-rated for the fiscal year of termination based on the actual achievement of performance goals. In addition, in the event of any such termination at any time during a fiscal year, Mr. Lougen would receive (i) an amount equal to Mr. Lougen's annual base salary if the termination occurs on or prior to October 9, 2019, or an amount equal to one and one-half times Mr. Lougen's annual base salary if the termination occurs after October 9, 2019; (ii) accelerated vesting, non-forfeitability and exercisability, as of the termination date, of Mr. Lougen's outstanding equity awards that were scheduled to vest during the twelve (12) months following the Date of Termination, as described in the Agreement (unless the termination is a result of Employment-Related Death or Disability, in which case all unvested equity awards will vest); and (iii) continuation of certain other benefits, including health care coverage, for a period of twelve (12) months. If Mr. Lougen’s employment terminates due to his death or disability (other than as a result of Employment-Related Death or Disability), he will receive the compensation that has accrued, but not yet been paid, and any pro-rated annual bonus for the fiscal year of termination based on the actual achievement of performance goals. If the Company terminates the Agreement for Cause or Mr. Lougen terminates the Agreement without Good Reason, Mr. Lougen will only receive the compensation that has accrued, but not yet been paid.

The Agreement also provides that Mr. Lougen may not disclose or use any confidential information of the Company during or after the term of the Agreement. During his employment with the Company and for a period of eighteen (18) months following his termination of employment for any reason, Mr. Lougen is also precluded from engaging or assisting in any business that is in competition with the Company and from soliciting any Company employee, consultant, vendor or supplier.

The foregoing description of the Agreement is a summary of the material terms of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01.                      Regulation FD Disclosure

On October 14, 2014, the Company announced the appointment of Mr. Robert Lougen as Vice President of Operations, effective as of the same date, through a press release, a copy of which is furnished herewith as Exhibit 99.1.

Item 9.01.                      Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
10.1	Employment Agreement dated October 10, 2014, by and among Liberty Tax, Inc., JTH Tax, Inc. and Robert J. Lougen, Jr.
99.1	Press Release dated October 14, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY TAX, INC.

Date: October 14, 2014	By:/s/ James J. Wheaton
James J. Wheaton
Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement dated October 10, 2014, by and among Liberty Tax, Inc., JTH Tax, Inc. and Robert J. Lougen, Jr.
99.1	Press Release dated October 14, 2014